Exhibit 5.1

The Directors Sayona Mining Limited Level 28, 10 Eagle Street Brisbane, Queensland 4000 Australia	16 May 2025 Matter 82787243 By Email

Dear Directors
Sayona Mining Limited – Registration Statement on Form F-4
We are acting as Australian legal counsel to Sayona Mining Limited (Sayona), a company incorporated under the laws of the Commonwealth of Australia, in connection with the Merger (as defined below) and, to the extent of any content relating to Australian law, Sayona’s filing of a registration statement on Form F-4 (as may be amended or supplemented after the date hereof, the Registration Statement) under the U.S. Securities Act of 1933, as amended (Securities Act), with the U.S. Securities and Exchange Commission (the Commission).
The Registration Statement relates to the proposed issuance of the Sayona Consideration Shares (as defined below) in accordance with that certain Agreement and Plan of Merger dated 18 November 2024 (as amended and as may be further amended from time to time, the Merger Agreement) among Sayona, Shock MergeCo Inc., a Delaware corporation and a wholly owned subsidiary of Sayona (Merger Sub), and Piedmont Lithium Inc., a Delaware corporation (Piedmont), that provides for the merger of Merger Sub with and into Piedmont, with Piedmont surviving and Sayona being the ultimate parent entity of the combined company (the Merger).
Upon the successful completion of the Merger, each Piedmont CHESS depository interest representing 1/100th of an eligible share of Piedmont common stock(Piedmont Common Stock) (Piedmont CDI), issued and outstanding will be converted into the right to receive 5.27 ordinary shares issued by Sayona (Sayona ordinary shares) (or 0.035133 Sayona ordinary shares if, prior to the effective time of the Merger, Sayona effects the Share Consolidation (as defined below) (the Sayona Ordinary Share Consideration), and each eligible share of Piedmont Common Stock issued and outstanding immediately prior to the effective time of the Merger and not represented by a Piedmont CDI will be converted into the right to receive 0.35133 American depositary shares of Sayona, representing together 527 Sayona ordinary shares (or 3.5133 Sayona ordinary shares if, prior to the effective time of the Merger, Sayona effects the Share Consolidation) (the Sayona ADS Consideration). The Sayona ordinary shares represented by the Sayona ADS Consideration, together with the Sayona ordinary shares constituting the Sayona Ordinary Share Consideration, are herein referred to as the Sayona Consideration Shares.
1	Documents examined and searches conducted and relied upon by us
For the purposes of this opinion, we have examined and relied on copies of the following (and assumed their accuracy and completeness):
(a)	the Registration Statement;
(b)
the proposed shareholder resolutions to be voted on at the extraordinary general meeting of the shareholders of Sayona, including resolutions (1) approving for the purposes of section 254H of the Corporations Act 2001 (Cth) in relation to a consolidation of Sayona’s equity securities whereby 150 Sayona ordinary shares will be converted into one Sayona ordinary share (the Share Consolidation) (the Proposed Consolidation Resolution) and (2) approving for the purposes of ASX Listing Rule 7.1 and for all other purposes, the issue of the Sayona Consideration Shares (the Proposed Merger Resolution and, together with the Proposed Consolidation Resolution, the Proposed Shareholder Resolutions);

2 Assumptions in providing this letter

(c)
the constitution of Sayona as approved by Sayona shareholders at Sayona's Annual General Meeting held on 28 November 2024 and accessed electronically from the Australian Securities Exchange (ASX) website;

(d)
the minutes of a meeting of the Board of Directors of Sayona held on 19 November 2024 at 12.30pm (Brisbane Time) (Directors' Meeting), where it was resolved that Sayona undertake the Merger, the performance of the obligations under the Merger Agreement was approved and execution of ancillary transaction documents was approved (the Board Resolution);

(e)
results from searches obtained electronically from the registries of the High Court of Australia, Federal and Federal Circuit Court of Australia and Supreme and District Court of Queensland, as those results are evidenced on 16 May 2025;

(f)	results from searches obtained electronically from the Australian Securities and Investments Commission (ASIC) insolvency notices register, as those results are evidenced on 16 May 2025; and
(g)	a search obtained electronically from ASIC in relation to Sayona, dated 14 May 2025.
2	Assumptions in providing this letter
For the purposes of this opinion, we assume, having taken no steps to verify:
(a)	that the Directors' Meeting was properly convened and the Board Resolution was properly passed at the Directors' Meeting;
(b)
the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments, and certificates submitted to us as copies or forms or originals;

(c)	all relevant documents continue in full force and effect and all signatures, seals, dates, duty stamps and markings appearing on all documents and copy documents submitted to us are genuine;
(d)
that each party to each document has all the requisite power and authority (corporate or otherwise) to execute, deliver and perform its obligations there under (other than with respect to Sayona to the extent expressly set forth in section 3 below);

(e)
all matters of internal management required by the constitution of each of the parties to the relevant documents (other than Sayona) have been duly attended to (including, without limitation to the holding of properly constituted meetings of the board of directors of each of those parties and the passing of those meetings of appropriate resolutions);

(f)
any documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations of all parties to those documents and none of the execution, delivery, or performance of any document by any party to the document violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the law of the Commonwealth of Australia;

2 Assumptions in providing this letter

(g)
on the date of the allotment and issue of the Sayona Consideration Shares, Sayona  will comply with all applicable laws to allot and issue the Sayona Consideration Shares, and Sayona will receive such consideration as is necessary to fully pay the nominal value of the Sayona Consideration Shares and any applicable share premium;

(h)
(1) the Proposed Merger Resolution will be validly passed at a properly convened and conducted extraordinary general meeting of the shareholders of Sayona and, once passed, will remain in full force and effect, (2) the Proposed Consolidation Resolution, if passed, will have been validly passed at a properly convened and conducted extraordinary general meeting of the shareholders of Sayona and, if passed, will remain in full force and effect; and; (3) all other conditions to or requirements for the issue of the Sayona Consideration Shares, including the requisite approvals of Piedmont, have been satisfied;

(i)
the filing of the Registration Statement or the consummation of the transactions contemplated therein does not violate or contravene the law of any jurisdiction or any applicable law under any jurisdiction (excluding the laws of the Commonwealth of Australia);

(j)
no person has or will engage in fraudulent or unconscionable conduct or conduct which is dishonest, misleading or deceptive or which is likely to mislead or deceive in relation to the Registration Statement or the issuance of Sayona Consideration Shares;

(k)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of Sayona in relation to the issuance of Sayona Consideration Shares under the Registration Statement;
(l)
all information provided to us by or on behalf of officers of Sayona was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing the ASIC search, in order for us to provide this opinion;

(m)	Sayona is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time the Sayona Consideration Shares are issued;
(n)
the directors of Sayona have acted (or will act) in good faith and have complied (or will comply) with their duties under all applicable laws in relation to the Directors’ Meeting, the Proposed Shareholder Resolutions and the transactions contemplated thereby;

(o)
Sayona will not, by reason of the transactions contemplated by the Directors’ Meeting or the Proposed Shareholder Resolutions be in breach of any of their respective obligations under any agreement, licence, authorisation, consent or similar document;

(p)	any conditionality on the authority to allot and issue the Sayona Consideration Shares pursuant to the Directors’ Meeting or the Proposed Shareholder Resolutions will be satisfied;
(q)
Sayona (and the individuals employed by or acting on behalf of Sayona) are not, nor will they be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render the transactions contemplated by the Directors’ Meeting, the Proposed Shareholder Resolutions or any transaction contemplated thereby or any associated activity illegal, void or voidable; and

(r)
all public records and searches which we have examined are accurate and the information disclosed by the searches conducted by us is true and complete and such information has not been altered, and the searches did not fail to disclose any information which had been delivered for registration, lodgement or filing against Sayona’s records but which did not appear on the public records at the date of our search.

3 Opinion

3	Opinion
Based on the documents set out above and subject to the assumptions and limitations in this letter and any matters not disclosed to us, in our opinion:
(a)
Sayona is duly registered and validly existing under the laws of the Commonwealth of Australia and in good standing (as such term is not defined under the Corporations Act 2001 (Cth) (Corporations Act), we have assumed that it means solely that there are no published notifications of the appointment of an administrator, restructuring practitioner, receiver or liquidator for, Sayona or any published notice of its proposed deregistration);

(b)	the issue of the Sayona Consideration Shares has been duly authorised;
(c)
on issue of the Sayona Consideration Shares as contemplated by the Registration Statement and pursuant to the Merger Agreement, the Sayona Consideration Shares will be validly issued, fully paid and “non-assessable” (for the purposes of this opinion, the term “non-assessable” when used to describe the liability of a person as the registered holder of shares is not a concept known under the laws of the Commonwealth of Australia, so we have assumed that those words mean that holders of such Sayona Consideration Shares, having fully paid all amounts due on the issue of such Sayona Consideration Shares, are under no personal liability under the Corporations Act to contribute to the assets and liabilities of Sayona on a winding up of Sayona or subject to any call for payment or further capital in their capacity as holders of such Sayona Consideration Shares).

4	Limitations
No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or otherwise, other than as expressly stated herein. This opinion is subject to:
(a)
the Registration Statement, and any amendments thereto (including all necessary post-effective amendments), becoming effective under the Securities Act (and on the assumption that it will remain effective at the time of issuance of any Sayona Consideration Shares); and

(b)	the agreed upon consideration being received for the issue of the Sayona Consideration Shares.
5	Applicability
The opinion expressed above, which is covered by and to be interpreted in accordance with, the laws of the State of New South Wales, Australia, is given only with respect to the laws of that State and of the Commonwealth of Australia that are in effect on the date of this opinion. We have not investigated and do not express any view about any law, other than that of the Commonwealth of Australia.
This opinion is limited to the matters stated in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. We express no view on any matter requiring skill or expertise of a non-legal nature, such as financial, accounting, actuarial or commercial matters.
We have relied on the assumptions contained in section 129 of the Corporations Act with respect to Sayona.
This opinion is deemed to be given as of 16 May 2025 and will speak as at such date. We do not undertake any obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or binding authority) that may occur or come to our attention after the date of this letter which may affect our opinion.

6 Consent

6	Consent
We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Yours sincerely
Herbert Smith Freehills

/s/ Nicole Pedler Nicole Pedler Partner Herbert Smith Freehills +61 2 9225 5694 +61 404 085 800 nicole.pedler@hsf.com